EXHIBIT 10.4
Renewable Energy Group, Inc.
Good Leaver Program
Making the decision to retire is often a challenging process for some individuals who are ready to move on to the next chapter of their lives but do not want to give up some of the financial benefits that come with staying with the company.
To support qualified individuals in being able to access a portion of granted but unvested stock, REG is proud to offer the “Good Leaver” Program.
Under this program, retirement will be defined as:
–Being at least 55 years of age and having at least ten years of service with REG or being at least 60 years of age and having at least five years of service with REG on the last date of employment;
–Providing a six month notice of intent to retire in advance of the last date of employment; and
–Committing that the employee will not take a position at any level with a direct competitor as defined by REG’s CEO
This program will cover all US based employees who have outstanding equity grants under the REG stock incentive plan.
Employees who retire under the Good Leaver Program will be eligible to retain a pro-rated portion of any unvested equity awards (awarded via annual LTIP process or awarded as ad hoc RSUs) based on termination date. Conditions on the pro-ration include:
–The pro-rata portion of time based awards will vest and be distributed on the scheduled vesting date;
–Performance based awards will vest once the performance measurement has been completed and certified by the Compensation Committee;
–Accounts will be updated upon retirement to reflect the pro-ration of the equity grant. All other unvested shares will be forfeited upon retirement; and
–If any of the prior required qualifications are not maintained after retirement, all unvested stock will be forfeited (i.e. former employee violates the non-solicit/non-compete policy, confidential information is used, etc.).